Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Michael C. Gazmarian Vice President, CFO and Treasurer Insteel Industries, Inc. (336) 786-2141, Ext. 3020

INSTEEL INDUSTRIES REPORTS THIRD QUARTER FINANCIAL RESULTS

MOUNT AIRY, N.C., July 17, 2014 – Insteel Industries, Inc. (NasdaqGS: IIIN) today announced financial results for its third quarter ended June 28, 2014.

Third Quarter 2014 Results

Net earnings for the third quarter of fiscal 2014 were $5.8 million, or $0.31 per diluted share compared with $3.3 million, or $0.18 per share in the same period a year ago. Insteel’s earnings for the current year quarter include a net gain of $0.8 million ($0.03 per share after-tax) in other income for insurance recoveries in excess of the carrying value of property and equipment destroyed in the January 2014 fire at the Gallatin, Tennessee prestressed concrete strand (“PC strand”) manufacturing facility.

Net sales increased 16.8% to a record high $113.2 million from $96.9 million in the prior year period. Shipments increased 16.0% year-over-year, also to a new record high, and average selling prices increased 0.7%. On a sequential basis, shipments increased 25.2% from the second quarter of fiscal 2014 while average selling prices decreased 1.1%.

Insteel’s third-quarter results were favorably impacted by the increase in shipments, higher spreads between selling prices and raw material costs, and lower unit conversion costs relative to the same period a year ago. Capacity utilization for the quarter was 58% compared with 48% in the prior year quarter and 51% in the second quarter of fiscal 2014.

Operating activities provided $14.2 million of cash compared with $5.7 million in the prior year period primarily due to the relative changes in net working capital and the increase in earnings. Net working capital provided $6.9 million of cash while using $0.9 million in the same period a year ago. Capital expenditures were $2.8 million, including $1.7 million of outlays related to the replacement of property and equipment damaged in the Gallatin fire for which Insteel expects to be reimbursed under its insurance coverage.

Nine Month 2014 Results

Net earnings for the first nine months of fiscal 2014 were $12.1 million, or $0.65 per diluted share compared with $9.4 million, or $0.51 per diluted share in the same period a year ago. Insteel’s earnings for the current year nine-month period include a net gain of $0.4 million ($0.01 per share after-tax) in other income for insurance recoveries in excess of the carrying value of property and equipment destroyed in the Gallatin fire.

Net sales increased 9.9% to $291.9 million from $265.7 million in the prior year period. Shipments increased 11.9% year-over-year while average selling prices decreased 1.9%.

Operating activities provided $22.1 million of cash compared with $32.1 million in the prior year period primarily due to the relative changes in net working capital, which was partially offset by the increase in earnings. Net working capital provided $2.2 million of cash compared with $11.3 million in the same period a year ago. Capital expenditures were $5.8 million, including $1.9 million of outlays related to the replacement of property and equipment damaged in the Gallatin fire for which the Company expects to be reimbursed under its insurance coverage. Capital expenditures for fiscal 2014 are not expected to exceed $5.0 million, excluding the outlays related to the Gallatin fire.

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1373 BOGGS DRIVE, MOUNT AIRY, NC 27030 / PHONE: (336) 786-2141 / FAX: (336) 786-2144

WWW.INSTEEL.COM

Balance Sheet

Insteel ended the quarter debt-free with $31.4 million of cash and cash equivalents, and no borrowings outstanding on its $100.0 million revolving credit facility.

Outlook

“We are encouraged by the continued improvement in private nonresidential construction across most of our markets, which has become more pronounced over the past few months and is expected to continue through the remainder of our fiscal year,” commented H.O. Woltz III, Insteel’s president and CEO. “The outlook for infrastructure construction, however, is uncertain at this time in view of the projected shortfall in the highway trust fund and upcoming expiration of the current MAP-21 federal transportation funding authorization in September. It now appears likely that a short-term stop-gap funding measure will be enacted, which could have an unfavorable effect on state and local spending levels. Nevertheless, there appears to be a heightened degree of focus on developing a longer-term funding solution to address the critical needs that exist and we expect this issue will ultimately be resolved.”

Conference Call

Insteel will hold a conference call at 10:00 a.m. ET today to discuss its third quarter financial results. A live webcast of this call can be accessed on Insteel’s website at http://investor.insteel.com/events.cfm and will be archived for replay until the next quarterly conference call.

About Insteel

Insteel is the nation’s largest manufacturer of steel wire reinforcing products for concrete construction applications. Insteel manufactures and markets PC strand and welded wire reinforcement, including engineered structural mesh (“ESM”), concrete pipe reinforcement and standard welded wire reinforcement. Insteel’s products are sold primarily to manufacturers of concrete products that are used in nonresidential construction. Headquartered in Mount Airy, North Carolina, Insteel operates nine manufacturing facilities located in the United States.

Cautionary Note Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. When used in this news release, the words “believes,” “anticipates,” “expects,” “estimates,” “appears,” “plans,” “intends,” “may,” “should,” “could” and similar expressions are intended to identify forward-looking statements. Although Insteel believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and Insteel can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks and uncertainties are discussed in detail in Insteel’s periodic and other reports and statements that it files with the U.S. Securities and Exchange Commission (the “SEC”), in particular in its Annual Report on Form 10-K for the year ended September 28, 2013. You should carefully review these risks and uncertainties.

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All forward-looking statements attributable to Insteel or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and Insteel does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events, except as may be required by law. It is not possible to anticipate and list all risks and uncertainties that may affect Insteel’s future operations or financial performance; however, they include, but are not limited to, the following: general economic and competitive conditions in the markets in which Insteel operates; credit market conditions and the relative availability of financing for Insteel, its customers and the construction industry as a whole; the continuation of reduced spending for nonresidential and residential construction and the impact on demand for Insteel’s products; changes in the amount and duration of transportation funding provided by federal, state and local governments and the impact on spending for infrastructure construction and demand for Insteel’s products; the cyclical nature of the steel and building material industries; fluctuations in the cost and availability of Insteel’s primary raw material, hot-rolled steel wire rod, from domestic and foreign suppliers; competitive pricing pressures and Insteel’s ability to raise selling prices in order to recover increases in wire rod costs; changes in United States or foreign trade policy affecting imports or exports of steel wire rod or Insteel’s products; unanticipated changes in customer demand, order patterns and inventory levels; the impact of weak demand and reduced capacity utilization levels on Insteel’s unit manufacturing costs; Insteel’s ability to further develop the market for ESM and expand its shipments of ESM; legal, environmental, economic or regulatory developments that significantly impact Insteel’s operating costs; unanticipated plant outages, equipment failures or labor difficulties; continued escalation in certain of Insteel’s operating costs; the adverse impact of the fire at Insteel’s Gallatin, Tennessee PC strand manufacturing facility, including operational interruptions, higher than anticipated repair costs, reduced production levels and lower than anticipated insurance reimbursements; and the other risks and uncertainties discussed in Insteel’s Annual Report on Form 10-K for the year ended September 28, 2013 and in other filings made by Insteel with the SEC.

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands except for per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013

Net sales	$113,227	$96,946	$291,881	$265,706
Cost of sales	98,964	86,036	256,957	235,152
Gross profit	14,263	10,910	34,924	30,554
Selling, general and administrative expense	6,219	5,373	16,908	15,460
Other expense (income), net	(849)	415	(653)	330
Interest expense	56	57	169	182
Interest income	(4)	(11)	(10)	(13)
Earnings before income taxes	8,841	5,076	18,510	14,595
Income taxes	3,044	1,802	6,444	5,205
Net earnings	$5,797	$3,274	$12,066	$9,390

Net earnings per share:
Basic	$0.32	$0.18	$0.66	$0.53
Diluted	0.31	0.18	0.65	0.51

Weighted average shares outstanding:
Basic	18,267	18,066	18,230	17,879
Diluted	18,683	18,497	18,636	18,290

Cash dividends declared per share	$0.03	$0.03	$0.09	$0.34

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)		(Audited)	(Unaudited)
	June 28,	March 29,	September 28,	June 29,
	2014	2014	2013	2013
Assets
Current assets:
Cash and cash equivalents	$31,449	$19,181	$15,440	$12,084
Accounts receivable, net	46,645	41,175	41,110	37,387
Inventories, net	79,167	71,399	58,793	68,552
Other current assets	5,682	5,114	5,863	4,996
Total current assets	162,943	136,869	121,206	123,019
Property, plant and equipment, net	80,745	81,169	83,053	84,955
Other assets	8,351	8,413	8,390	8,208
Total assets	$252,039	$226,451	$212,649	$216,182

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$55,276	$38,318	$30,561	$38,019
Accrued expenses	9,046	6,327	6,854	6,904
Total current liabilities	64,322	44,645	37,415	44,923
Other liabilities	14,378	14,486	14,178	13,410
Shareholders' equity:
Common stock	18,280	18,257	18,185	18,132
Additional paid-in capital	57,216	56,469	55,452	54,976
Retained earnings	99,405	94,156	88,981	87,182
Accumulated other comprehensive loss	(1,562)	(1,562)	(1,562)	(2,441)
Total shareholders' equity	173,339	167,320	161,056	157,849
Total liabilities and shareholders' equity	$252,039	$226,451	$212,649	$216,182

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INSTEEL INDUSTRIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	June 28,	June 29,	June 28,	June 29,
	2014	2013	2014	2013
Cash Flows From Operating Activities:
Net earnings	$5,797	$3,274	$12,066	$9,390
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	2,579	2,524	7,481	7,263
Amortization of capitalized financing costs	26	26	77	77
Stock-based compensation expense	549	361	1,777	1,454
Deferred income taxes	(330)	263	(113)	3,176
Excess tax benefits from stock-based compensation	(31)	(114)	(222)	(445)
Loss (gain) on sale of property, plant and equipment	(800)	413	(425)	346
Gain from life insurance proceeds	-	-	-	(45)
Increase in cash surrender value of life insurance policies over premiums paid	(110)	(2)	(468)	(293)
Net changes in assets and liabilities:
Accounts receivable, net	(5,470)	(3,801)	(5,535)	4,751
Inventories	(7,768)	(2,337)	(20,374)	(2,778)
Accounts payable and accrued expenses	20,115	5,261	28,122	9,340
Other changes	(383)	(160)	(253)	(173)
Total adjustments	8,377	2,434	10,067	22,673
Net cash provided by operating activities	14,174	5,708	22,133	32,063

Cash Flows From Investing Activities:
Capital expenditures	(2,837)	(378)	(5,801)	(4,378)
Acquisition of intangible asset	-	(1,887)	-	(1,887)
Proceeds from life insurance claims	-	72	-	577
Increase in cash surrender value of life insurance policies	(35)	(28)	(304)	(54)
Proceeds from surrender of life insurance policies	47	-	160	3
Proceeds from fire loss insurance	1,245	-	1,380	-
Proceeds from sale of property, plant and equipment	1	-	1	100
Net cash used for investing activities	(1,579)	(2,221)	(4,564)	(5,639)

Cash Flows From Financing Activities:
Proceeds from long-term debt	114	116	331	4,501
Principal payments on long-term debt	(114)	(116)	(331)	(15,976)
Cash dividends paid	(548)	(543)	(1,642)	(6,053)
Cash received from exercise of stock options	190	1,123	365	3,380
Excess tax benefits from stock-based compensation	31	114	222	445
Payment of employee tax withholdings related to net share transactions	-	-	(505)	-
Other	-	-	-	(647)
Net cash provided by (used for) financing activities	(327)	694	(1,560)	(14,350)

Net increase in cash and cash equivalents	12,268	4,181	16,009	12,074
Cash and cash equivalents at beginning of period	19,181	7,903	15,440	10
Cash and cash equivalents at end of period	$31,449	$12,084	$31,449	$12,084

Supplemental Disclosures of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$2	$20
Income taxes, net	1,962	702	4,464	1,423
Non-cash investing and financing activities:
Purchases of property, plant and equipment in accounts payable	45	502	45	502
Restricted stock units and stock options surrendered for withholding taxes payable	-	-	505	267

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